OMB APPROVAL
OMB Number: 3235-0145
Expires: February 28, 2009
Estimated average burden hours per response...10.4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

ASPREVA PHARMACEUTICALS CORPORATION
(Name of Issuer)
Common Stock
(Title of Class of Securities)
04538T 10 9
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: InterWest Partners VII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		1,336,025

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,336,025

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,336,025

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 2 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: InterWest Investors VII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		64,048

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		64,048

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	64,048

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 3 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: InterWest Management Partners VII, LLC (the General Partner of InterWest Partners VII, LP and InterWest Investors VII, LP)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		1,400,073

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,400,073

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,400,073

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	4.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Page 4 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: InterWest Partners VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		578,780

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		578,780

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	578,780

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 5 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: InterWest Investors VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		4,610

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		4,610

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	4,610

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	Less than 0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 6 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: InterWest Investors Q VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		16,537

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		16,537

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	16,537

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	Less than 0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 7 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: InterWest Management Partners VIII, LLC (the General Partner of InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		599,927

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		599,927

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	599,927

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Page 8 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: John C. Adler (a Ventura Member of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		42

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		599,927

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		42

WITH:	8	SHARED DISPOSITIVE POWER:

		599,927

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	599,969

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by John C. Adler that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: Harvey B. Cash (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		641

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,000,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		641

WITH:	8	SHARED DISPOSITIVE POWER:

		2,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,000,641

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: Christopher B. Ehrlich (a Venture Member of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		599,927

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		599,927

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	599,927

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Christopher B. Ehrlich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: Philip T. Gianos (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		279

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,000,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		279

WITH:	8	SHARED DISPOSITIVE POWER:

		2,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,000,279

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 12 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: W. Scott Hedrick (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,000,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,000,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 13 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: W. Stephen Holmes III (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		387

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,000,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		387

WITH:	8	SHARED DISPOSITIVE POWER:

		2,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,000,387

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 14 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: Gilbert H. Kliman (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		888

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,000,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		888

WITH:	8	SHARED DISPOSITIVE POWER:

		2,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,000,888

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 15 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: H. Ronald Nash (a Venture Member of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		61

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		599,927

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		61

WITH:	8	SHARED DISPOSITIVE POWER:

		599,927

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	599,988

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by H. Ronald Nash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 16 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: Arnold L. Oronsky (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		21,419

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,000,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		21,419

WITH:	8	SHARED DISPOSITIVE POWER:

		2,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,021,419

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 17 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: Thomas L. Rosch (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,000,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,000,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 18 of 24 Pages

CUSIP No.	04538T 10 9

1	NAMES OF REPORTING PERSONS: Michael B. Sweeney (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		178

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		599,927

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		178

WITH:	8	SHARED DISPOSITIVE POWER:

		599,927

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	600,105

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Michael B. Sweeney that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 19 of 24 Pages

ITEM 1.

(a)	NAME OF ISSUER: Aspreva Pharmaceuticals Corporation

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE:

4464 Markham Street, Suite 1203, Victoria, BC V8Z 7X8

ITEM 2.

(a)	NAME OF PERSON(S) FILING:

InterWest Partners VII, LP (“IWP VII”)
InterWest Investors VII, LP (“II VII”)
InterWest Management Partners VII, LLC (“IMP VII”)
InterWest Partners VIII, LP (“IWP VIII”)
InterWest Investors VIII, LP (“II VIII”)
InterWest Investors Q VIII, LP (“IIQ VIII”)
InterWest Management Partners VIII, LLC (“IMP VIII”)
John C. Adler (“Adler”)
Harvey B. Cash (“Cash”)
Christopher B. Ehrlich (“Ehrlich”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
H. Ronald Nash (“Nash”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)
Michael B. Sweeney (“Sweeney”)

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025

(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

IWP VII:	California
II VII:	California
IMP VII:	California
IWP VIII:	California
II VIII:	California
IIQ VIII:	California
IMP VIII:	California
Adler:	United States
Cash:	United States
Ehrlich:	United States
Gianos:	United States
Hedrick:	United States
Holmes:	United States
Kliman:	United States
Nash:	United States
Oronsky:	United States
Rosch:	United States
Sweeney:	United States

Page 20 of 24 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 04538T 10 9

ITEM 3. NOT APPLICABLE.

ITEM 4. OWNERSHIP.

	IWP VII	II VII	IMP VII (1)
Beneficial Ownership	1,336,025	64,048	1,400,073
Percentage of Class	3.8%	0.2%	4.0%
Sole Voting Power	1,336,025	64,048	1,400,073
Shared Voting Power	0	0	0
Sole Dispositive Power	1,336,025	64,048	1,400,073
Shared Dispositive Power	0	0	0

	IWP VIII	II VIII	IIQ VIII	IMP VIII (2)
Beneficial Ownership	578,780	4,610	16,537	599,927
Percentage of Class	1.7%	Less than 0.1%	Less than 0.1%	1.7%
Sole Voting Power	578,780	4,610	16,537	599,927
Shared Voting Power	0	0	0	0
Sole Dispositive Power	578,780	4,610	16,537	599,927
Shared Dispositive Power	0	0	0	0

	Adler (3)	Cash (4)	Ehrlich (3)
Beneficial Ownership	599,969	2,000,641	599,927
Percentage of Class	1.7%	5.7%	1.7%
Sole Voting Power	42	641	0
Shared Voting Power	599,927	2,000,000	599,927
Sole Dispositive Power	42	641	0
Shared Dispositive Power	599,927	2,000,000	599,927

	Gianos (4)	Hedrick (4)	Holmes (4)	Kliman (4)
Beneficial Ownership	2,000,279	2,000,000	2,000,387	2,000,888
Percentage of Class	5.7%	5.7%	5.7%	5.7%
Sole Voting Power	279	0	387	888
Shared Voting Power	2,000,000	2,000,000	2,000,000	2,000,000
Sole Dispositive Power	279	0	387	888
Shared Dispositive Power	2,000,000	2,000,000	2,000,000	2,000,000

	Nash (3)	Oronsky (4)(5)	Rosch (4)	Sweeney (3)
Beneficial Ownership	599,988	2,021,419	2,000,000	600,105
Percentage of Class	1.7%	5.8%	5.7%	1.7%
Sole Voting Power	61	21,419	0	178
Shared Voting Power	599,927	2,000,000	2,000,000	599,927
Sole Dispositive Power	61	21,419	0	178
Shared Dispositive Power	599,927	2,000,000	2,000,000	599,927

Page 21 of 24 Pages

ITEM 4. OWNERSHIP—Continued from prior page.
(1)	IMP VII is the general partner of IWP VII and II VII.

(2)	IMP VIII is the general partner of IWP VIII, II VIII and IIQ VIII.

(3)	Sweeney is a Managing Director of IMP VIII. Adler, Ehrlich and Nash are Venture Members of IMP VIII.

(4)	Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky, and Rosch are Managing Directors of IMP VII and IMP VIII.

(5)	Includes 19,999 shares issuable to Oronsky pursuant to outstanding options exercisable within 60 days of December 31, 2006
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited liability company operating agreements of IMP VII and IMP VIII, the members of such limited liability companies have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability companies.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.
ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
Not applicable.
EXHIBITS
Joint Filing Statement attached as Exhibit A.

Page 22 of 24 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2007

INTERWEST PARTNERS VII, LP

		By:	InterWest Management Partners VII, LLC
By:	/s/ John C. Adler		its General Partner

Name: John C. Adler
			By:	/s/ W. Stephen Holmes

By:	/s/ Harvey B. Cash			Managing Director

Name: Harvey B. Cash
INTERWEST INVESTORS VII, LP
By:	/s/ Christopher B. Ehrlich

Name: Christopher B. Ehrlich		By:	InterWest Management Partners VII, LLC its General Partner
By:	/s/ Philip T. Gianos

Name: Philip T. Gianos			By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ W. Scott Hedrick

Name: W. Scott Hedrick
INTERWEST PARTNERS VIII, LP
By:	/s/ W. Stephen Holmes

Name: W. Stephen Holmes		By:	InterWest Management Partners VIII, LLC its General Partner
By:	/s/ Gilbert H. Kliman

Name: Gilbert H. Kliman			By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ H. Ronald Nash

Name: H. Ronald Nash
INTERWEST INVESTORS VIII, LP
By:	/s/ Arnold L. Oronsky

Name: Arnold L. Oronsky		By:	InterWest Management Partners VIII, LLC Its General Partner
By:	/s/ Thomas L. Rosch

Name: Thomas L. Rosch			By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ Michael B. Sweeney

Name: Michael B. Sweeney
INTERWEST INVESTORS Q VIII, LP

INTERWEST MANAGEMENT PARTNERS VII, LLC			InterWest Management Partners VIII, LLC Its General Partner
By:	/s/ W. Stephen Holmes

	Managing Director		By:	/s/ W. Stephen Holmes

Managing Director
INTERWEST MANAGEMENT PARTNERS VIII, LLC
By:	/s/ W. Stephen Holmes

Managing Director

Page 23 of 24 Pages

EXHIBIT A
Joint Filing Statement
We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date: February 14, 2007

INTERWEST PARTNERS VII, LP

		By:	InterWest Management Partners VII, LLC
By:	/s/ John C. Adler		its General Partner

Name: John C. Adler
			By:	/s/ W. Stephen Holmes

By:	/s/ Harvey B. Cash			Managing Director

Name: Harvey B. Cash
INTERWEST INVESTORS VII, LP
By:	/s/ Christopher B. Ehrlich

Name: Christopher B. Ehrlich		By:	InterWest Management Partners VII, LLC its General Partner
By:	/s/ Philip T. Gianos

Name: Philip T. Gianos			By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ W. Scott Hedrick

Name: W. Scott Hedrick
INTERWEST PARTNERS VIII, LP
By:	/s/ W. Stephen Holmes

Name: W. Stephen Holmes		By:	InterWest Management Partners VIII, LLC its General Partner
By:	/s/ Gilbert H. Kliman

Name: Gilbert H. Kliman			By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ H. Ronald Nash

Name: H. Ronald Nash
INTERWEST INVESTORS VIII, LP
By:	/s/ Arnold L. Oronsky

Name: Arnold L. Oronsky		By:	InterWest Management Partners VIII, LLC Its General Partner
By:	/s/ Thomas L. Rosch

Name: Thomas L. Rosch			By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ Michael B. Sweeney

Name: Michael B. Sweeney
INTERWEST INVESTORS Q VIII, LP

INTERWEST MANAGEMENT PARTNERS VII, LLC		By:	InterWest Management Partners VIII, LLC Its General Partner
By:	/s/ W. Stephen Holmes

	Managing Director		By:	/s/ W. Stephen Holmes

Managing Director
INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ W. Stephen Holmes

Managing Director

Page 24 of 24 Pages